Exhibit 99.(d)(9)

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED AS

8.00% SERIES C TERM PREFERRED STOCK DUE 2029

OF

EAGLE POINT INCOME COMPANY INC.

Eagle Point Income Company Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies:

1.            That a Certificate of Designation of 8.00% Series C Term Preferred Stock due 2029 of the Corporation was filed with the office of the Secretary of State of the State of Delaware on April 1, 2024.

2.            That the Board of Directors of the Corporation (the “Board of Directors,” which term as used herein shall include any duly authorized committee of the Board of Directors) duly adopted a resolution on December 9, 2024 authorizing and directing an increase in the number of shares of preferred stock, par value $0.001 per share, of the Corporation designated as 8.00% Series C Term Preferred Stock due 2029 from 2,400,000 shares to 4,000,000 shares in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be duly executed by its duly authorized officer as of this 9th day of December 2024.

EAGLE POINT INCOME COMPANY INC.

By:	/s/ Thomas P. Majewski
	Name:	Thomas P. Majewski
	Title:	Chief Executive Officer